XPEL Reports Record Revenue Growth in Fourth Quarter 2019 of 47.4%; Full Year Revenue Growth of 18.2%

San Antonio, TX – March 16, 2019 – XPEL, Inc. (Nasdaq: XPEL), a global provider of protective films and coatings, announced results for the fourth quarter and year ended December 31, 2019.
Fourth Quarter 2019 Highlights:
- Revenues increased 47.4% to $39.5 million compared to fourth quarter 2018
- Net Income of $4.6 million compared to $1.9 million in the same quarter of 2018
- EBITDA increased to $5.6 million compared to $2.9 million in fourth quarter 2018
Full Year 2019 Highlights:
- Revenues increased 18.2% to $129.9 million compared to full year 2018
- Gross margin improved to 34.5% compared to 30.4% for full year 2018
- Earnings per share of $0.51 compared to $0.32 per share in 2018
Ryan Pape, President and Chief Executive Officer of XPEL, commented, “We closed 2019 on a strong note, delivering another quarter of record revenues, enhanced profitability and significant EBITDA growth to cap our best year ever.”
China revenue in Q1 has been significantly negatively impacted by COVID-19. The Company believes the impact of COVID-19 will begin to diminish in the China market in the second quarter. The Company is monitoring the impact of COVID-19 in other markets, including Europe and the United States. To date in the first quarter, the Company has seen strong performance in both the United States and Europe.

For the Quarter Ended December 31, 2019:
Revenues. Revenues increased approximately $12.7 million or 47.4% to $39.5 million as compared to $26.8 million in the prior year.
Gross Margin. Gross margin was 31.5%, essentially flat compared to 31.4% in the fourth quarter of 2018.

Expenses. Selling, general and administrative expenses increased to $7.5 million but declined as a percentage of sales to 18.9% as compared to $5.8 million or 21.8% of sales in the prior year period.

Net income. Net income increased to $4.6 million, or $0.17 per basic and diluted share versus net income of $1.9 million, or $0.07 per basic and diluted share in the fourth quarter of 2018.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) increased to $5.6 million, or 14.1% of sales, as compared to $2.9 million in the prior year.1

For the Year Ended December 31, 2019:
Revenues. Revenues increased approximately $20.0 million or 18.2% to $129.9 million as compared to $109.9 million in the prior year.
Gross Margin. Gross margin was 33.5% versus 30.4% for full year 2018.

Expenses. Selling, general and administrative expenses increased to $26.4 million or 20.3% of sales as compared to $21.6 million or 19.7% of sales in the prior year.

Net income. Net income increased to $14.0 million, or $0.51 per basic and diluted share versus net income of $8.7 million, or $0.32 per basic and diluted share for 2018.

EBITDA. EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) increased to $18.7 million, or 14.4% of sales, as compared to $13.0 million in the prior year.2

As of December 31, 2019 XPEL had cash and cash equivalents of $11.5 million compared to $4.0 million at December 31, 2018. Total stockholders’ equity at December 31, 2019 was $35.9 million compared to $20.6 million at December 31, 2018.

Conference Call Information

The Company will host a conference call and webcast today, Monday, March 16, 2020 at 11:00 a.m. Eastern Time to discuss the Company’s results for the fourth quarter and full year 2020.

To access the live webcast, please visit the XPEL, Inc. website at www.xpel.com/investor.

To participate in the call by phone, dial (877) 407-8033 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8033.

A replay of the teleconference will be available until April 16, 2020 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 33406.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and commercial/residential window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

1See reconciliation of non-GAAP financial measures below.
2See reconciliation of non-GAAP financial measures below.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

XPEL Inc.
Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue
Product revenue	$34,909,276	$23,027,479	$112,204,739	$95,526,350
Service revenue	4,586,007	3,765,400	17,728,142	14,394,264
Total revenue	39,495,283	26,792,879	129,932,881	109,920,614

Cost of Sales
Cost of product sales	25,785,422	17,624,227	82,308,256	73,656,389
Cost of service	1,252,725	752,571	4,118,366	2,827,620
Total cost of sales	27,038,147	18,376,798	86,426,622	76,484,009
Gross Margin	12,457,136	8,416,081	43,506,259	33,436,605

Operating Expenses
Sales and marketing	2,115,397	1,867,047	7,584,377	6,802,241
General and administrative	5,367,845	3,970,547	18,834,535	14,828,361
Total operating expenses	7,483,242	5,837,594	26,418,912	21,630,602

Operating Income	4,973,894	2,578,487	17,087,347	11,806,003

Interest expense	15,015	33,004	96,646	168,389
Foreign currency exchange (gain) loss	(111,586)	47,634	40,273	156,309

Income before income taxes	5,070,465	2,497,849	16,950,428	11,481,305
Income tax expense	451,991	600,477	2,955,356	2,760,073
Net income	4,618,474	1,897,372	13,995,072	8,721,232
Income attributed to non-controlling interest	8,136	3,498	17,447	8,698
Net income attributable to stockholders of the Company	$4,610,338	$1,893,874	$13,977,625	$8,712,534

Earnings per share attributable stockholders of the Company
Basic and diluted	$0.17	$0.07	$0.51	$0.32
Weighted Average Number of Common Shares
Basic and diluted	27,612,597	27,612,597	27,612,597	27,612,597

XPEL Inc.
Consolidated Balance Sheets

	December 31, 2019	December 31, 2018
Assets
Current
Cash and cash equivalents	$11,500,973	$3,971,226
Accounts receivable, net	7,154,084	5,554,313
Inventory, net	15,141,153	10,799,611
Prepaid expenses and other current assets	2,391,340	706,718
Income tax receivable	93,150	—
Total current assets	36,280,700	21,031,868
Property and equipment, net	4,014,653	3,384,206
Right-of-Use lease assets	5,079,110	—
Intangible assets, net	3,820,460	3,804,026
Goodwill	2,406,512	2,322,788
Total assets	$51,601,435	$30,542,888
Liabilities
Current
Current portion of notes payable	$462,226	$853,150
Current portion lease liabilities	1,126,701	—
Accounts payable and accrued liabilities	10,197,353	6,292,093
Income tax payable	—	1,337,599
Total current liabilities	11,786,280	8,482,842
Deferred tax liability, net	604,715	478,864
Non-current portion of lease liabilities	4,009,949	—
Non-current portion of notes payable	307,281	968,237
Total liabilities	16,708,225	9,929,943
Stockholders’ equity
Preferred stock, $0.001 par value; authorized 10,000,000; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 27,612,597 issued and outstanding	27,613	27,613
Additional paid-in-capital	11,348,163	11,348,163
Accumulated other comprehensive loss	(908,764)	(1,190,055)
Retained earnings	24,594,878	10,617,253
	35,061,890	20,802,974
Non-controlling interest	(168,680)	(190,029)
Total stockholders’ equity	34,893,210	20,612,945
Total liabilities and stockholders’ equity	$51,601,435	$30,542,888

Reconciliation of Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. EBITDA is defined as net income (loss) plus interest expense, net, plus income tax expense plus depreciation expense and amortization expense. EBITDA should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. It is not a measurement of our financial performance under GAAP and should not be considered as alternatives to revenue or net income, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP.

EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of ongoing operations and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

EBITDA Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net Income	$4,618,474	$1,897,372	$13,995,072	$8,721,232
Interest	15,015	33,004	96,646	168,389
Taxes	451,991	600,477	2,955,356	2,760,073
Depreciation	260,533	196,604	915,918	735,983
Amortization	210,151	170,126	781,105	642,801
EBITDA	$5,556,164	$2,897,583	$18,744,097	$13,028,478